SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 29, 2005

724 Solutions Inc.
(Exact name of registrant as specified in charter)

Canada	000-31146	Inapplicable

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1221 State Street, Suite 200 Santa Barbara, CA 93101

(Address of principal executive offices)

(805) 884-8308

(Registrant’s telephone no., including area code)

          Item 1.01. Entry Into a Material Definitive Agreement.

          On November 29, 2005, 724 Solutions Inc. (the “Company” or “724 Solutions”) announced the appointment of Stephen Morrison as Chief Financial Officer and Senior Vice President Corporate Services of the Company, effective November 29, 2005. In connection with the appointment of Mr. Morrison to the position of Chief Financial Officer and Senior Vice President Corporate Services, the Company and Mr. Morrison executed an amended and restated employment agreement (the “Employment Agreement”).

          According to the terms of the Employment Agreement, Mr. Morrison will assume the position of Chief Financial Officer effective November 29, 2005. Under the terms of the Employment Agreement, Mr. Morrison is entitled to receive a base salary of $180,000 per annum, and will be eligible for a bonus with a target equal to 45% of the base salary. The actual bonus payout shall be determined based upon the Company’s achievement level against financial and performance objectives determined by the Company’s Board of Directors. Further, subject to the approval of the Board of Directors (or Governance, Nomination, Human Resources and Compensation Committee), Mr. Morrison is entitled to receive an option to purchase 51,000 common shares of the Company, vesting over a four-year period with 25% to vest on the first, second, third and fourth anniversary of the grant date of the option. These options will have an exercise price per share equal to the market value of the Company’s common shares on the date of the grant as determined in accordance with the Company’s 2005 Stock Incentive Plan, and will expire on the 10th anniversary of the grant date.

          The Employment Agreement also provides that either the Company or Mr. Morrison may terminate Mr. Morrison’s employment at any time and for any reason.  However, if the Company exercises this right, the Company must pay Mr. Morrison a lump sum severance payment in an amount equal to nine months’ current base salary and nine months’ historic bonus (calculated based on a monthly average of bonus amounts paid to him over the 12 months prior to the date of his termination).  Mr. Morrison will also receive the lump sum severance payment in the same amount in the event that he terminates his employment for good reason. However, this right to terminate his employment for good reason will be limited in circumstances where a change in control of the Corporation has occurred and the acquirer offers Mr. Morrison employment or continues his employment in a position that is, when taken as a whole, comparable in all significant respects to his position, authority, duties and responsibilities with us prior to such change in control and the acquirer does not terminate his employment within 12 months after the change of control.

          The foregoing description of the Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

          Item 1.02. Termination of a Material Definitive Agreement.

          On November 29, 2005, the Company announced the resignation of Glenn Barrett, the Company’s Chief Financial Officer and Senior Vice President Corporate Services. Mr. Barrett is employed pursuant to an employment agreement (the “Agreement”) dated May 1, 2000 between the Company and Mr. Barrett, as amended on July 5, 2002. Mr. Barrett, who has decided to spend more time with his family, will end his employment with the Company on February 15, 2006. For a description of the Agreement, please see the Company’s Annual Report on Form 10-K filed on March 18, 2005.

          Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

          On November 29, 2005, the Company announced the resignation of Glenn Barrett, the Company’s Chief Financial Officer and Senior Vice President Corporate Services. Mr. Barrett, who has decided to spend more time with his family, will end his employment with the Company on February 15, 2006.

          On September 12, 2005, 724 Solutions announced the appointment of Stephen Morrison, as Chief Financial Officer and Senior Vice President Corporate Services of the Company, effective November 29, 2005. Mr. Morrison, a Certified Management Accountant with eleven years experience in global finance and corporate control, has served as the Company’s corporate controller for the past three years.  In March 2001, Mr. Morrison joined 724 Solutions in Hong Kong as Director of Finance for the Asia Pacific and EMEA regions.  Prior to joining 724 Solutions, he held positions in finance and strategic alliances at Emergis (formerly BCE Emergis) since 1999, most recently as its Director of Strategic Alliances, which he held since January 2000.  Mr. Morrison holds an MBA from the Richard Ivey School of Business at the University of Western Ontario as well as an undergraduate degree in administrative and commercial studies from the University of Western Ontario.

          The material terms of Mr. Morrison’s employment with 724 Solutions are described under Item 1.01 above, which description is incorporated by reference in this Item 5.02 (c). A copy of the related press release is attached as Exhibit 99.1 hereto and incorporated by reference into this Item 5.02 (c).

          Item 9.01. Financial Statements and Exhibits

Exhibits

The following exhibits are filed with this Report:

Exhibit Number	Description

Exhibit 10.1	Employment Agreement between 724 Solutions and Stephen Morrison dated November 29, 2005.

Exhibit 99.1	Press Release issued by 724 Solutions Inc. on November 29, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

724 SOLUTIONS INC.

	By:	/s/ Eric Lowy

	Name:	Eric Lowy
	Title:	General Counsel and Corporate Secretary

Date: November 30, 2005

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